[Zurich Kemper Life Letterhead]









Via EDGAR

December 14, 1999




Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

     Re:  Kemper Investors Life Insurance Company
          SEC File No. 333-02491

Commissioners:

Enclosed for filing pursuant to the requirements of Rule 424(b) under the Securities Act of 1933 is a prospectus supplement dated December 14, 1999 to the prospectus dated May 1, 1999.

Please call the undersigned at 847-969-3524 if there are any questions.

Yours truly,

/s/ Juanita M. Thomas

Juanita M. Thomas
Assistant General Counsel

Enclosure

JMT/sw

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                     SUPPLEMENT DATED DECEMBER 14, 1999
                    TO PROSPECTUS DATED MAY 1, 1999 FOR
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                      INDIVIDUAL AND GROUP VARIABLE,
                             FIXED AND MARKET
                      VALUE ADJUSTED DEFERRED ANNUITY
                                CONTRACTS
-----------------------------------------------------------------------------

                             KEMPER PASSPORT
                                Issued By
                 KILICO VARIABLE ANNUITY SEPARATE ACCOUNT
                                   and
                 KEMPER INVESTORS LIFE INSURANCE COMPANY

This Supplement corrects certain information contained in your Prospectus concerning withdrawals that are permitted without Withdrawal Charge. Please read it carefully and keep it with your Prospectus for future reference.

The section entitled "G. Withdrawal During Accumulation Period.", appearing on pages 21 and 22 of the Prospectus, is hereby deleted and replaced with the following:

     "The Owner may redeem some or all of the Contract Value minus previous withdrawals, plus or minus any applicable Market Value Adjustment and minus any Withdrawal Charge. Withdrawals will have tax consequences. (See "Federal Tax Matters.") A withdrawal of the entire Contract Value is called a surrender.

     In any Contract Year, an Owner may withdraw up to 15% of the Contract Value without Withdrawal Charge. If the Owner withdraws a larger amount, the excess amount withdrawn is subject to a Withdrawal Charge.

     See "Contract Charges and Expenses - Withdrawal Charge" for a discussion of charges applicable to partial withdrawals and surrenders.

     If Contract Value is allocated to more than one investment option, an Owner must specify the source of the partial withdrawal. If an Owner does not specify the source, we redeem Accumulation Units on a pro rata basis from all investment options in which the Owner has an interest. Accumulation Units attributable to the earliest Contribution Years are redeemed first.

     Partial withdrawals are subject to the following:

        * A Purchase Payment must be made 30 days before a partial withdrawal of such Purchase Payment is made.
        * The minimum withdrawal is $1,000 (before any Market Value Adjustment), or the Owner's entire interest in the investment option(s) from which withdrawal is requested.
        * The Owner must leave at least $1,000 in each investment option from which the withdrawal is requested, unless the total value is withdrawn and the minimum Contract Value must be at least $2,500.

     Election to withdraw shall be made in writing to Kemper Investors Life Insurance Company, Customer Service, 1 Kemper Drive, Long Grove, Illinois 60049 and should be accompanied by the Contract if surrender is requested. Withdrawal requests are processed only on days when the New York Stock Exchange is open. The Withdrawal Value attributable to the Subaccounts is determined on the basis of the Accumulation Unit values, as calculated after we receive the request. The Withdrawal Value attributable to the Subaccounts is paid within 7 days after we receive the request. However, we may suspend withdrawals or delay payment:

        * during any period when the New York Stock Exchange is closed
        * when trading in a Portfolio is restricted or the SEC determines that an emergency exists
        *  as the SEC by order may permit.

     For withdrawal requests from the MVA Option, we may defer any payment for up to six months, as permitted by state law.
     During the deferral period, we will continue to credit interest at the current Guaranteed Interest Rate for the same Guarantee Period."


The portion of the section entitled "C. WITHDRAWAL CHARGE.", appearing on page 26 of the Prospectus, is hereby deleted and replaced with the following:

     "We do not deduct a sales charge from any Purchase Payment.
     However, a Withdrawal Charge covers Contract sales expenses, including commissions and other promotion and acquisition expenses.

     Each Contract Year, an Owner may withdraw up to 15% of the Contract Value without Withdrawal Charge. If the Owner withdraws a larger amount, the excess amount withdrawn is subject to a Withdrawal Charge."









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